As filed with the Securities and Exchange Commission on January 23, 2007

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

Florida	Cord Blood America, Inc.	65-1078768
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Matthew L. Schissler
9000 West Sunset Boulevard		9000 West Sunset Boulevard
Suite 400		Suite 400
West Hollywood, California 90069	8071	West Hollywood, California 90069
(310) 432-4090		(310) 432-4090
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form SB-2/A ("Form SB-2/A") amendment #3 is being filed to amend our SB2-A amendment #2 which was originally filed with the Securities and Exchange Commission ("SEC") on December 15, 2006.

Upon review of the Form SB-2/A amendment #2, the Company errantly did not include 4 exhibits to the SB-2/A amendment #2.

The Company determined that these exhibits were to be filed with the SB-2/A amendment 2, and included below.

This Form SB-2/A amendment #3 does not reflect events occurring after the filing of the Form SB-2/ amendment #2 and does not modify or update the disclosure therein in any way other than as required to reflect the amendments discussed above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Cord Blood.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cord Blood pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.  We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$$1,074.14
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,447.86

TOTAL	$85,022.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

2003

In January 2003, three founders and employees of Cord acquired a total of 16,500 shares of common stock of Cord for an aggregate consideration of $82.50. Each of the certificates representing shares of common stock of Cord contained a legend restricting transferability under the Securities Act of 1933.

2004

In January 2004, three persons were issued a total of 2,000 shares of common stock of Cord for services. The services had an aggregate value of $10,000. Each of the certificates representing shares of common stock of Cord contained a legend restricting transferability under the Securities Act of 1933.

In March 2004, one investor acquired a total of 2,290 shares of common stock of Cord for $185,000. Each of the certificates representing shares of common stock of Cord contained a legend restricting transferability under the Securities Act of 1933.

As of March 31, 2004, Cord Blood acquired all of the shares of common stock of Cord from its shareholders in exchange for 20,790,000 shares of common stock of Cord Blood pursuant to an Exchange Agreement dated March 31, 2004. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transfer ability under the Securities Act of 1933.

During March 2004, we entered into a stock option agreement in connection with a Web Development Agreement. The agreement calls for the issuance of 150,000 options which vest over a 4-year period at an exercise price of $.25 per share. In connection with these options issued, we recognized an expense of approximately $13,900.

In April 2004, two former employees of Cord were issued a total of 20,000 shares of common stock of Cord Blood, valued at $5,000, in exchange for the termination of certain agreements and the exchange of general releases, pursuant to the exemption from registration set forth in Rule 504 under Regulation D. Neither of these persons was an accredited investor. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transferability under the Securities Act of 1933.

On April 29, 2004, we issued options to purchase 1,600,000 of our common stock.  The options were issued to our employees as part of their total compensation.  The options vest at a rate of 25% per year and have an exercise price of $0.25.

On June 30, 2004, eight investors acquired a total of 280,000 shares of common stock of Cord Blood for $70,000. Each of the certificates representing shares of common stock of Cord Blood contained a legend restricting transferability under the Securities Act of 1933.

In August 2004, we entered into a Loan Agreement with a lender that required us to issue three promissory notes for a total loan amount of $1,000,000.  The first promissory note for $500,000 bears interest at 8% per annum. In September 2004, we entered into the second of the three promissory notes for $250,000 bearing interest at 10% per annum to the same party. In October 2004, we entered into the last of the three promissory notes for $250,000 bearing interest at 10% to the same party.

On September 17, 2004, as part of a Loan Agreement, a lender acquired warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.1875 per share for a period of five years. The document evidencing the warrants contained a legend restricting transferability under the Securities Act of 1933.

In December 2004, we sold 112,400 shares of our common stock in a private placement for $28,100.

2005

During the year 2005, the company issued 2,051,400 options to employees as compensation. The strike price ranged from $0.20 - $0.51 and the total intrinsic value of the options was $113,153. Total expense was $15,226 during the year 2005.

 During the year 2005, the company issued 86,000 options for consulting services ranging in strike price from $0.20 - $0.33. The value was $18,235. Total expense was $5,785 during the year 2005.

During the year 2005, the company issued 318,610 options to related party vendors for carrying past due balances. The strike price ranged from $0.18 - $0.25 and the value was $186,318. Total expense was $186,318 during the year 2005.

During the year 2005, the company issued 483,179 options to certain employees for loaning money to the company. The strike price ranged from $0.18 - $0.33 and the value was $191,303. Total expense was $191,303 during the year 2005.

During the year 2005, the company issued 200,00 options as compensation to its directors. All options had a strike price of $0.25 and the value was $73,898. Total expense was $52,336 during the year 2005.

During the year 2005, the company issued 150,000 options for services. The options had a strike price of $1.00 and a value of $28,522. Total expense was $2,377 during the year 2005.

In September 2005, 1,600,000 options at $0.31 were issued to the Chief Executive Officer of Cord Blood in exchange for that officer placing 7,770,000 shares of common stock owned by such officer in escrow to be used as collateral for the Securities Purchase Agreement. The fair value of these options is approximately $527,100.

During the three months ended September 30, 2005, Cord Blood issued a total of 3,568,734 shares to repay $1,360,553 in outstanding debt and interest to Cornell Capital Partners LP.

On September 1, 2005, 60,000 shares were issued to a consultant for $12,500 in investor relations services performed from May 2005 through September 2005.

On September 7, 2005, 34,000,000 shares of common stock were issued to Cord Blood to serve as collateral to the Agreement entered into with Cornell.  These shares are held as treasury shares.

In January 2005, we sold 185,000 shares of our common stock through a private placement.  The shares were sold for a total of $53,000.

In February 2005, we entered into a purchase and sale agreement to acquire 100% of the outstanding shares of Career Channel, Inc., also known as Rain, through a share exchange. Because Rain and Cord Blood were entities under common control, this transaction will be accounted for in a manner similar to a pooling of interests. We issued 3,656,000 shares of common stock for all of the outstanding shares of Rain.

On March 25, 2005, we issued 20,000 shares of our common stock to Digital Wall Street in return for investor relations conference services.  The total cash value of the stock on the date of issuance was $3,400.

On March 25, 2005, we issued 250,000 share of our common stock to Mr. Jim Learish in return for consulting services performed in 2004.  The total cash value of the stock on the date of issuance was $62,500.

On March 25, 2005, we issued 212,661 shares of our common stock to Tremont Associates in return for consulting services performed in 2004.  The total cash value of the stock on the date of issuance was $53,165.

On March 25, 2005, we issued 400,001 shares of our common stock to Mr. Joe Vicente in return for his service on the Board of Directors.  The total cash value of the stock on the date of issuance was $68,000.

On March 25, 2005, we issued 48,000 shares of our common stock to Sweet Karma in return for operating and distributorship.  The total cash value of the stock on the date of issuance was $10,560.

On April 6, 2005, we issued 1,000,000 shares of our common stock to Bergen County as collateral for blood banking services.  The total cash value of the stock on the date of issuance was $200,000.

On April 8, 2005, we issued 1,000,000 shares of our common stock to Digital Wall Street in return for investor relations conference services.  The total cash value of the stock on the date of issuance was $200,000 On April 14, 2005, we issued a promissory note to Cornell Capital Partners for the amount of $350,000 for a loan we received from Cornell Capital Partners, equal to that amount.  The promissory note accrues interest at 12% per annum and is due and payable nine months from the date of the note.  The promissory note is secured by 18,944,313 shares of our common stock.  Pursuant to the terms of the promissory note, we have also issued to Cornell Capital Partners a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.20.  The warrant is exercisable for a period of 5 years.

On September 9, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners.  Pursuant to the Securities Purchase Agreement, Cornell Capital Partners purchased secured convertible debentures from us in the original principal amount of $5,000,000, of which $3,500,000 was funded on September 9, 2005 and $1,500,000 was funded on December 28, 2005.  The secured convertible debentures have a 3-year term and accrue annual interest of 10%.  These secured convertible debentures are also convertible at the holder’s option at the lesser of (i) a conversion price equal to $0.35 or 96% of the lowest daily volume weighted average price of the common stock during the 30 trading days immediately proceeding the conversion date. The debentures are secured by substantially all our assets.  The secured convertible debentures may be redeemed by us at any time, in whole or in part, provided the closing price is less than $0.35 per share.  Upon redemption we will pay a redemption premium of 10% of the principal amount being redeemed.  Pursuant to an Investor Registration Rights Agreement we entered into with Cornell Capital Partners on September 9, 2005, we are registering under this registration statement, 60,000,000 shares of our common stock under the secured convertible debentures issued to Cornell Capital Partners under the Securities Purchase Agreement.

On September 9, 2005, in connection with the Securities Purchase Agreement we entered into an Investor Registration Rights Agreement with Cornell Capital Partners, whereby we committed to registering shares of our common stock underlying the conversion of our secured convertible debentures.  On December 26, 2005, we amended the Investor Registration Rights to state that the number of shares of common stock to be registered in an initial registration statement was to be 60 million shares underlying the secured convertible debentures and filed no later than January 15, 2006.  In addition, we agreed to file a second registration statement after we increased our authorized common stock to at least 200 million shares no later than March 1, 2006.  On June 20, 2006, we entered into an additional agreement with Cornell Capital Partners, whereby we agreed with Cornell Capital Partners to (i) increase the time for us to comply with our obligations to increase our authorized common stock to July 15, 2006, (ii) increase the time for us to have a second registration statement declared effective to September 1, 2006, (iii) have us waive the conversion restriction for Cornell Capital Partners as set forth in the secured convertible debentures and (iv) allow us in the event we do not have sufficient authorized common stock to issue shares upon conversion of the secured convertible debentures to issue such conversion shares from shares of common stock pledged to Cornell Capital Partners and reduce such number of pledged shares.

In April 2005, we entered into a purchase and sale agreement to acquire 100% of the outstanding shares of Family through a share exchange.  We issued 95,200 shares of common stock for all of the outstanding shares of Family.  Family was owned by a member of the board of directors and is in the business of internet advertising. As a result of the acquisition, the company expects to position itself in front of more expectant families through Family’s marketing channels. As a result of the purchase, goodwill of $12,077 was recognized and is included in the accompanying condensed consolidated balance sheet as of June 30, 2005.

In April 2005, we sold 197,500 shares of our common stock through a private placement. The shares were sold for a total of $20,085.

On May 3, 2005, we issued 800,000 shares of our common stock to the CFO and CTO as compensation. The value of the stock on the date of issuance was $64,000.

On May 5, 2005, we issued 72,500 shares to Premier Funding for $7,500 in investor relations services performed from February 2005 through April 2005.

On May 11, 2005, we issued 79,206 shares to Hearthstone Communications for $12,673 in web advertising services performed from December 2004 through February 2005.

On May 11, 2005, we issued 250,000 shares of common stock to Mike Lewis for investor relations performed during 2004. The services were valued at $62,500.

On June 3, 2005, we issued 20,000 shares of common stock to Cinapsys for investor conference attendance fees valued at $4,800.

On June 28, 2005, we issued 250,000 restricted shares in connection with a Placement Agency Agreement relating to due diligence efforts. These services were valued at 62,500.

2006

During the three months ended March 31, 2006, Cord Blood issued a total of 217,270 shares to its directors as compensation.  The total cash value of the stock on the date of issuance was $44,760.

On June 27, 2006, Cord Blood America, Inc. (“CBAI”) entered into an agreement with Cornell Capital Partners, LP (“Cornell”). The agreement amends certain terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Pledge and Escrow Agreement entered into on September 9, 2005. The agreement is attached hereto as Exhibit 10.66.

On August 2, 2006 CBAI issued 500,000 shares in connection with its loan with Strategic Working Capital LLC. The agreements are attached hereto as Exhibit 10.67, 10.68, and 10.69

On September 30, 2006 CBAI issued 50,000 shares in connection with a speaking engagement for its CEO. The total cash value of the stock on the issue date was $4,500.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act.  In each instance, the purchaser had access to sufficient information regarding Cord Blood so as to make an informed investment decision.  More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Cord Blood’s securities.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
2	Form of Common Stock Share Certificate of Cord Blood America, Inc.	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
3	Amended and Restated Articles of Incorporation of Cord Blood America, Inc.	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
3.1	Amended and Restated Bylaws of Cord Blood America, Inc.	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
5.1	Opinion of Kirkpatrick & Lockhart LLP re: Legality	Provided herewith
10	Patent License Agreement dated as of January 1, 2004 between PharmaStem Therapeutics, Inc. and Cord Partners, Inc.	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.1	Service Agreement dated as of February 15, 2004 by and between Bergen Community Regional Blood Center and Cord Partners, Inc.	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.2	Web Development and Maintenance Agreement dated March 18, 2004 by and between Gecko Media, Inc. and Cord Partners, Inc.	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.3	Employment Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Matthew L. Schissler	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.4	Employment Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Stephanie A. Schissler	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.5	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Matthew L. Schissler	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.6	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Stephanie A. Schissler	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.7	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Joseph R. Vicente	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.8	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Stephen Weir	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004

EXHIBIT NO.	DESCRIPTION	LOCATION
10.9	Stock Option Agreement dated April 29, 2004 by and between Cord Blood America, Inc. and Gecko Media, Inc.	Filed as an exhibit to Registration Statement on Form 10-SB filed on May 6, 2004
10.1	License Agreement by and between Cord Partners, Inc. and Premier Office Centers, LLC	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.11	Purchase and Sale of Future Receivables Agreement between AdvanceMe, Inc. and Cord Partners, Inc.	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.12	Promissory Note dated August 12, 2004 made by Cord Blood America, Inc. to the order of Thomas R. Walkey	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.13	Loan Agreement Dated September 17, 2004 by and between Cord Blood America, Inc. and Thomas R. Walkey	Filed as an exhibit to Amendment Number 2 to Registration Statement on Form 10-SB filed on October 6, 2004
10.14	Lease Agreement by and between Cord Partners, Inc. and Nine Thousand Sunset, LLC	Filed as an exhibit to Amendment Number 1 to Registration Statement on Form 10-SB filed on August 23, 2004
10.15	Promissory Note dated January 17, 2005 made by CBA Professional Services, Inc. to the order of Joseph R. Vicente	Filed as an exhibit to Current Report on Form 8-K filed on January 17, 2005
10.16	Exchange Agreement dated February 28, 2005 by and between Cord Blood America, Inc. and Career Channel, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on March 1, 2005
10.17	Standby Equity Distribution Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005
10.18	Placement Agent Agreement dated March 22, 2005 between Newbridge Securities Corporation, Cornell Capital Partners, LP and Cord Blood America, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005
10.19	Registration Rights Agreement dated March 22, 2004 between Cornell Capital Partners, LP and Cord Blood America, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005
10.2	Escrow Agreement dated March 22, 2004 between Cord Blood America, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq.	Filed as an exhibit to Current Report on Form 8-K filed on March 28, 2005

EXHIBIT NO.	DESCRIPTION	LOCATION
10.21	Promissory Note to Cornell Capital Partners for $350,000	Filed as an exhibit on Form SB-2 filed on May 2, 2005
10.22	Warrant for 1,000,000 shares of common stock to Cornell Capital Partners	Filed as an exhibit on Form SB-2 filed on May 2, 2005
10.23	Pledge and Escrow Agreement with Cornell Capital Partners	Filed as an exhibit on Form SB-2 filed on May 2, 2005
10.24	Exchange Agreement with Family Marketing Inc.	Filed as an exhibit to Current Report on Form 8-K filed on May 3, 2005
10.25	Amended and Restated Promissory Note with Cornell Capital Partners for $600,000	Filed as an exhibit to Current Report on Form 8-K filed on June 24, 2005
10.26	Officer’s Certificate from Matthew L. Schissler in connection with a Promissory Note with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on June 24, 2005
10.27	Joint Disbursement Instructions for $300,000 in gross proceeds from a Promissory Note with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on June 24, 2005
10.28	Amendment Agreement to a Promissory Note with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on July 7, 2005
10.29	Officer’s Certificate from Matthew L. Schissler in connection with a Promissory Note with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on July 7, 2005
10.3	Joint Disbursement Instructions for $125,000 in gross proceeds from a Promissory Note with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on July 7, 2005
10.31	Employment Agreement with Sandra D. Smith, Chief Financial Officer	Filed as an exhibit to Current Report on Form 8-K filed on July 13, 2005
10.32	Employment Agreement with Noah J. Anderson, Chief Technology Officer	Filed as an exhibit to Current Report on Form 8-K filed on July 13, 2005
10.33	Stock Option Agreement with Sandra D. Smith, Chief Financial Officer	Filed as an exhibit to Current Report on Form 8-K filed on July 13, 2005
10.34	Stock Option Agreement with Noah J. Anderson, Chief Technology Officer	Filed as an exhibit to Current Report on Form 8-K filed on July 13, 2005
10.35	Promissory Note to Cornell Capital Partners for $500,000	Filed as an exhibit to Current Report on Form 8-K filed on July 21, 2005

EXHIBIT NO.	DESCRIPTION	LOCATION
10.36	Joint Disbursement Instructions for $250,000 per the terms of the SEDA agreement with Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on July 21, 2005
10.37	Warrant to Purchase Common Stock by Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.38	Security Agreement between Family Marketing Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.39	Security Agreement between Career Channel Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.39	Security Agreement between Career Channel Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.4	Security Agreement between CBA Professional Services Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.41	Security Agreement between CBA Properties Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.42	Security Agreement between Cord Blood America Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.43	Security Agreement between Cord Partners Inc. and Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.44	Pledge and Escrow Agreement by Cord Blood America, Inc, Cornell Capital Partners, and David Gonzalez, Esq.	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.45	Insider Pledge and Escrow Agreement by Cornell Capital Partners, Cord Blood America, Inc., Matthew L. Schissler, and David Gonzalez, Esq.	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.46	Investor Registration Rights Agreement between Cord Blood America, Inc. and Cornell Capital Partners.	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.47	Securities Purchase Agreement between Cord Blood America, Inc. and Cornell Capital Partners.	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.48	Warrant to Purchase Common Stock by Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.5	Warrant to Purchase Common Stock by Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005

EXHIBIT NO.	DESCRIPTION	LOCATION
10.51	Secured Convertible Debenture issued by Cord Blood America to Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on September 12, 2005
10.52	Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on December 23, 2005
10.53	Amended and Restated Secured Convertible Debenture issued by Cord Blood America, Inc. to Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on December 23, 2005
10.54	Termination Agreement between Cord Blood America, Inc. to Cornell Capital Partners	Filed as an exhibit to Current Report on Form 8-K filed on December 23, 2005
10.55	Employment Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Matthew L. Schissler	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006
10.56	Employment Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Sandra D. Smith	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006
10.57	Employment Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Noah J. Anderson	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006
10.58	Consulting Agreement dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006
10.59	Stock Option Schedule dated January 1, 2006 by and between Cord Blood America, Inc. and Stephanie Schissler	Filed as an exhibit to Current Report on Form 8-K filed on January 6, 2006

EXHIBIT NO.	DESCRIPTION	LOCATION
10.6	Asset Purchase Agreement between Cord Partners, Inc. and Cryobank for Oncologic and Reproductive Donors, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on January 18, 2006
10.61	Board Compensation Plan	Filed as an exhibit to Current Report on Form 8-K filed on February 8, 2006
10.62	Web Development and Maintenance Agreement with Gecko Media, Inc.	Filed as an exhibit to Current Report on Form 8-K filed on May 5, 2006
10.66	Agreement with Cornell Capital Partners, LP	Filed as an exhibit to Current Report on Form 8-K filed on June 29, 2006
10.67	Subscription Agreement with Strategic Working Capital Fund, L.P.	Filed as an exhibit to Current Report on Form 8-K filed on August 2, 2006
10.68	Promissory Note for the Benefit of Strategic Working Capital Fund, L.P.	Filed as an exhibit to Current Report on Form 8-K filed on August 2, 2006
10.69	Funds Escrow Agreement with Strategic Working Capital Fund, L.P.	Filed as an exhibit to Current Report on Form 8-K filed on August 2, 2006

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, January 23, 2007.

CORD BLOOD AMERICA, INC.
Date: January 23, 2007	By:	/s/Matthew L. Schissler
Matthew L. Schissler,
Chairman and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)